  Exhibit 99.1

SharpSpring Announces Pricing of Public Offering of Common Stock

GAINESVILLE, FL / ACCESSWIRE / March 7, 2019 / SharpSpring, Inc. ("SharpSpring") (NASDAQ: SHSP), a leading cloud-based marketing automation platform, today announced the pricing of its underwritten public offering of 770,000 shares of its common stock at a price to the public of $13.00 per share. In addition, SharpSpring has granted the underwriters of the offering a 30-day option to purchase up to 115,500 additional shares of its common stock to cover overallotments, if any. The offering is subject to customary closing conditions and is expected to close on March 11, 2019.

Net proceeds from the offering are expected to be approximately $9,269,400, after deducting underwriting discounts and commissions and estimated offering expenses payable by SharpSpring, but excluding any exercise of the underwriters' option to purchase additional shares of common stock. SharpSpring intends to use the net proceeds from this offering for general corporate purposes.

Canaccord Genuity LLC is acting as the sole bookrunning manager of the offering. Craig-Hallum Capital Group LLC and Lake Street Capital Markets, LLC are acting as the co-managers of the offering.

The offering is being made pursuant to an effective shelf registration statement (File No. 333-222850) declared effective by the Securities and Exchange Commission on February 9, 2018. A prospectus supplement and accompanying base prospectus relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Canaccord Genuity LLC, 99 High Street, Suite 1200, Boston, Massachusetts 02110, Attn: Syndicate Department, by telephone at (617) 371-3900, or by email at prospectus@canaccordgenuity.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities law of any such state or jurisdiction.

About SharpSpring

SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated global provider of affordable marketing automation delivered via a cloud-based Software-as-a Service (SaaS) Platform. Thousands of businesses around the world rely on SharpSpring to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible monthly contracts at a fraction of the price of competitors making it an easy choice for growing businesses and digital marketing agencies. Learn more at sharpspring.com.

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in SharpSpring's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2018, and in the preliminary prospectus supplement related to the proposed public offering to be filed with the SEC. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

SOURCE: SharpSpring, Inc.